Exhibit 10.16

PARTNERSHIP INTEREST PURCHASE AGREEMENT

This Partnership Interest Purchase Agreement (this "Agreement"), dated as of July 23, 2018, is entered into among American Real Estate Investments, LLC, a Missouri limited liability company ("Seller"), SeD Development USA, LLC, a Delaware limited liability company ("Buyer") and 150 CCM Black Oak. Ltd., a Texas limited partnership (collectively, Seller and Buyer may be referred as the “Parties” and individually referred to as a “Party”).

RECITALS

WHEREAS, the Seller and Buyer are limited partners in 150 CCM Black Oak, Ltd., (“Partnership”), a Texas limited partnership; and

WHEREAS, the Partnership is engaged in the development of certain real property located in Montgomery County, Texas (the “Property”). The development is known as the “Black Oak Project”; and

WHEREAS, on March 20, 2014, the partners in the Partnership entered into that Limited Partnership Agreement (“LPA”) which was subsequently amended various times; and

WHEREAS, the General Partner of the Partnership, 150 Black Oak GP, Inc. (“General Partner”) manages the operations of the Partnership; and

WHEREAS, on April 26, 2018, the Partnership entered into the Consultant Fee Satisfaction and Release Agreement (the “Consultant Fee Release”) with Seller; and

WHEREAS, under the Consultant Fee Release, the Partnership and Seller agreed that all Consultant Fees under the LPA would be terminated as of December 31, 2017, that the accrued Consultant Fees to Seller would be capped at $30,000.00, and that the accrued Consultant Fees would not be payable to Seller until the Partnership received $4,000,000.00 (four million) in district reimbursement revenue, as determined by SeD Development USA; and

WHEREAS, Buyer wishes to purchase from Seller, and Seller wishes to sell to Buyer, Seller’s partnership interest representing 7% of the Partnership (the "Purchased Interest"), subject to the terms and conditions set forth herein; and

NOW, THEREFORE, in consideration of the mutual covenants and agreements hereinafter set forth and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

ARTICLE I
Purchase and Sale

Section 1.01 Purchase and Sale. Subject to the terms and conditions set forth herein, at the Closing (as defined herein), Seller shall sell to Buyer, and Buyer shall purchase from Seller, the Purchased Interest, free and clear of any mortgage, pledge, lien, charge, security interest, claim or other encumbrance (“Encumbrance”), and all the rights and claims Seller may have, now and in the future, against Buyer, Buyer’s affiliates, officers, directors, employees, and agents, for the consideration specified in Section 1.02.

Section 1.02 Consideration. The consideration for the Purchased Interest shall be as follows:

(a)           Buyer shall pay Seller $35,000.00 (thirty-five thousand dollars) at the Closing by wire transfer of immediately available funds in accordance with the wire transfer instructions provided to Buyer by Seller; and

(b)           Buyer and Partnership will amend the obligation required by the Consultant Fee Release that the Consultant Fees are not payable until the Partnership received $4,000,000.00 (four million) in district reimbursement revenue, as determined by SeD Development USA; and

(c)           The Partnership will pay a sum of $30,000.00 (thirty thousand dollars) at the Closing to Seller for the satisfaction of the Consultant Fee Release.

Section 1.03 Closing. The closing of the transactions contemplated by this Agreement (the "Closing") shall take place on July 23, 2018., or at such time as Buyer and Seller shall mutually agree.

Section 1.04 Releases. Upon the receipt of the consideration described in Section 1.02(a), Seller will release Partnership, General Partner, Buyer, as well as General Partners’ and Buyers’ affiliates, officers, directors, managers, employees, and agents from any and all obligations arising under the LPA and the Fee Releases.

ARTICLE II
REPRESENTATIONS AND WARRANTIES OF SELLER

Section 2.01 Organization and Authority of Seller; Enforceability. Seller is a limited liability company duly formed, validly existing and in good standing under the laws of the state of Missouri. Seller has full power and authority to enter into this Agreement and any documents to be delivered hereunder, to carry out its obligations hereunder and to consummate the transactions contemplated hereby. This Agreement and the documents to be delivered hereunder have been duly executed and delivered by Seller, and (assuming due authorization, execution and delivery by Buyer) this Agreement and the documents to be delivered hereunder constitute legal, valid and binding obligations of Seller, enforceable against Seller in accordance with their respective terms, except as may be limited by any bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or other similar laws affecting the enforcement of creditors' rights generally or by general principles of equity.

Section 2.02 No Conflicts; Consents. The execution, delivery and performance by Seller of this Agreement and the documents to be delivered hereunder, and the consummation of the transactions contemplated hereby, do not and will not: (a) violate or conflict with, or result in a default under, its certificate of organization, operating agreement, or other similar organizational documents (collectively, “Organizational Documents) of Seller, as applicable; (b) violate or conflict with any judgment, order, decree, statute, law, ordinance, rule or regulation applicable to Seller, which would reasonably be expected to have a material adverse effect on the business, condition (financial or otherwise), results of operations or prospects of Seller (any such effect or change, where the context so requires, is hereinafter called a “Material Adverse Effect”); (c) conflict with, or result in (with or without notice or lapse of time or both) any violation of, or default under, or give rise to a right of termination, acceleration or modification of any obligation or loss of any benefit under any contract or other instrument to which Seller or Parent is a party, which would reasonably be expected to have a Material Adverse Effect; or (d) result in the creation or imposition of any Encumbrance on the Purchased Interest, or any property or assets of Seller. Except as disclosed herein, no consent, approval, waiver or authorization is required to be obtained by Seller from any person or entity (including any governmental authority) in connection with the execution, delivery and performance by Seller of this Agreement and the consummation of the transactions contemplated hereby, except such consents, approvals, waivers or authorizations which would not, in the aggregate, have a Material Adverse Effect or a material adverse effect on Seller's ability to consummate the transactions contemplated hereby on a timely basis.

Section 2.03 Legal Proceedings. There is no claim, action, suit, proceeding or governmental investigation ("Action") of any nature pending or, to Seller's knowledge, threatened against or by Seller (a) relating to or affecting the Purchased Interest; or (b) that challenges or seeks to prevent, enjoin or otherwise delay the transactions contemplated by this Agreement, except as would not have a Material Adverse Effect. To Seller's knowledge, no event has occurred or circumstances exist that may give rise to, or serve as a basis for, any such Action.

Section 2.04 Debt. The Seller has no loans, other debts, unpaid taxes, asserted or unasserted, known or unknown, absolute or contingent, accrued or unaccrued, matured or unmatured or otherwise ("Debt") that could cause an Encumbrance on the Purchased Interest or the Property (defined in Section 2.07), except those which are adequately disclosed here: ____NONE______________.

Section 2.05 Related Party Transactions. There are no existing arrangements or proposed transactions between or among the Seller or any of its affiliates and (i) any trustee, beneficiary, officer, manager or managing member of the Seller or any of immediate family of any of the foregoing persons (such trustee, beneficiary, officers, managers, managing members and family members being hereinafter individually referred to as a "Related Party"), (ii) any business (corporate or otherwise) which a Related Party owns, directly or indirectly, or in which a Related Party.

Section 2.06 No Breach. Seller is not in breach or violation of, or in default under any contract, which would reasonably be expected to have a Material Adverse Effect.

Section 2.07 Property Assets. Seller represents and warrants that the Partnership is the fee simple owner of the real property listed in the legal descriptions in Exhibit A (the “Property”).

Section 2.08 Ownership of Partnership Interests

(a)           Seller is the sole legal, beneficial, record and equitable owner of 7% of the issued and outstanding partnership interests of the Partnership (the “Partnership Interests”), free and clear of all Encumbrances.

(b)           To Seller's knowledge, the Partnership Interests were issued in compliance with applicable laws. To Seller's knowledge, the Partnership Interests were not issued in violation of the Organizational Documents of the Partnership any other agreement, arrangement or commitment to which Seller is a party.

(c)           To Seller’s knowledge, other than the Organizational Documents of Seller and the LPA, there are no other agreements or understandings in effect with respect to the voting or transfer of any of the Partnership Interests.

Section 2.09 Brokers. No broker, finder or investment banker is entitled to any brokerage, finder's or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Seller.

Section 2.10 Due Diligence. Seller has had the opportunity to request, receive, and review the operations and prospects of the Partnership and is familiar with the Partnership, its operations, its assets, and its financial status and projections.

ARTICLE III
REPRESENTATIONS AND WARRANTIES OF BUYER

Section 3.01 Organization and Authority of Buyer; Enforceability. Buyer is a limited liability company duly formed, validly existing and in good standing under the laws of the state of Delaware. Buyer has full limited liability company power and authority to enter into this Agreement and the documents to be delivered hereunder, to carry out its obligations hereunder and to consummate the transactions contemplated hereby. The execution, delivery and performance by Buyer of this Agreement and the documents to be delivered hereunder and the consummation of the transactions contemplated hereby have been duly authorized by all requisite corporate action on the part of Buyer. This Agreement and the documents to be delivered hereunder have been duly executed and delivered by Buyer, and (assuming due authorization, execution and delivery by Seller) this Agreement and the documents to be delivered hereunder constitute legal, valid and binding obligations of Buyer enforceable against Buyer in accordance with their respective terms, except as may be limited by any bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or other similar laws affecting the enforcement of creditors' rights generally or by general principles of equity.

Section 3.02 No Conflicts; Consents. The execution, delivery and performance by Buyer of this Agreement and the documents to be delivered hereunder, and the consummation of the transactions contemplated hereby, do not and will not: (a) violate or conflict with the Organizational Documents of Buyer; or (b) violate or conflict with any judgment, order, decree, statute, law, ordinance, rule or regulation applicable to Buyer, which would reasonably be expected to have a material adverse effect on the Buyer’s ability to consummate the transactions contemplated hereby on a timely basis. No consent, approval, waiver or authorization is required to be obtained by Buyer from any person or entity (including any governmental authority) in connection with the execution, delivery and performance by Buyer of this Agreement and the consummation of the transactions contemplated hereby, except such consents, approvals, waivers or authorizations which would not, in the aggregate, have a material adverse effect on Buyer’s ability to consummate the transactions contemplated hereby on a timely basis.

Section 3.03 Investment Purpose. Buyer is acquiring the Purchased Interest solely for its own account for investment purposes and not with a view to, or for offer or sale in connection with, any distribution thereof. Buyer acknowledges that the Purchased Interest is not registered under the Securities Act of 1933, as amended, or any state securities laws, and that the Purchased Interest may not be transferred or sold except pursuant to the registration provisions of the Securities Act of 1933, as amended, or pursuant to an applicable exemption therefrom and subject to state securities laws and regulations, as applicable. Buyer is able to bear the economic risk of holding the Purchased Interest for an indefinite period (including total loss of its investment), and has sufficient knowledge and experience in financial and business matters so as to be capable of evaluating the merits and risk of its investment.

Section 3.04 Legal Proceedings. There is no Action pending or, to Buyer's knowledge, threatened against or by Buyer or any Affiliate of Buyer that challenges or seeks to prevent, enjoin or otherwise delay the transactions contemplated by this Agreement. To Buyer’s knowledge, no event has occurred or circumstances exist that may give rise or serve as a basis for any such Action.

Section 3.05 Due Diligence. Buyer acknowledges that it has had the opportunity to conduct a thorough due diligence investigation with respect to this transaction and the Partnership’s assets.

ARTICLE IV
Closing Deliveries

Section 4.01 Seller's Deliveries. At the Closing, Seller shall deliver to Buyer:

(a)           A Bill of Sale in the form attached hereto as Exhibit B¸ duly executed by Seller, evidencing the issuance and sale to Buyer of the Purchased Interest; and

(b)           A certificate of the manager or similar officer of Seller certifying as to the authorization of the execution, delivery and performance of this Agreement and the transactions contemplated hereby, and (ii) the names and signatures of the trusteed authorized to sign this Agreement and the documents to be delivered hereunder.

Section 4.02 Buyer's Deliveries. At the Closing, Buyer shall deliver the following to Seller:

(a)           The Consideration described in 1.02(a); and

(b)           A certificate of the Secretary or Assistant Secretary (or equivalent officer) of Buyer certifying as to (i) the resolutions of the board of managers (or equivalent managing body) of Buyer, duly adopted and in effect, which authorize the execution, delivery and performance of this Agreement and the transactions contemplated hereby, and (ii) the names and signatures of the officers of Buyer authorized to sign this Agreement and the documents to be delivered hereunder.

ARTICLE V
Indemnification

Section 5.01 Indemnification By Seller. Seller shall defend, indemnify and hold harmless Buyer, its affiliates and their respective members, managers, officers and employees from and against all claims, judgments, damages, liabilities, settlements, losses, costs and expenses, including attorneys' fees and disbursements (a "Loss"), arising from or relating to:

(a)           any inaccuracy in or breach of any of the representations or warranties of Seller contained in this Agreement or any document to be delivered hereunder; or

(b)           any breach or non-fulfillment of any covenant, agreement or obligation to be performed by Seller pursuant to this Agreement or any document to be delivered hereunder.

Section 5.02 Indemnification By Buyer. Buyer shall defend, indemnify and hold harmless Seller, its trustees and affiliates and their respective members, managers, officers, directors and employees from and against all Losses arising from or relating to:

(a)           any inaccuracy in or breach of any of the representations or warranties of Buyer contained in this Agreement or any document to be delivered hereunder; or

(b)           any breach or non-fulfillment of any covenant, agreement or obligation to be performed by Buyer pursuant to this Agreement or any document to be delivered hereunder.

ARTICLE VI
Miscellaneous

Section 6.01 Confidentiality. The Parties agree that the terms of this Agreement shall remain confidential without receiving prior written consent from the other Parties; provided however, that any Party may disclose the terms as required by law, including any court order or compliance with federal, state, or local regulations that a Party may be subject to.

Section 6.02 Expenses. All costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the Party incurring such costs and expenses.

Section 6.03 Further Assurances. Following the Closing, each of the Parties hereto shall, and shall cause their respective affiliates to, execute and deliver such additional documents, instruments, conveyances and assurances and take such further actions as may be reasonably required to carry out the provisions hereof and give effect to the transactions contemplated by this Agreement.

Section 6.04 Notices. All notices, requests, consents, claims, demands, waivers and other communications hereunder shall be in writing and shall be deemed to have been given (a) when delivered by hand (with written confirmation of receipt); (b) when received by the addressee if sent by a nationally recognized overnight courier (receipt requested); (c) on the date sent by facsimile or e-mail of a PDF document (with confirmation of transmission) if sent during normal business hours of the recipient, and on the next business day if sent after normal business hours of the recipient or (d) on the third day after the date mailed, by certified or registered mail, return receipt requested, postage prepaid. Such communications must be sent to the respective parties at the following addresses (or at such other address for a party as shall be specified in a notice given in accordance with this Section 6.04):

If to Buyer:
SeD Development USA, LLC
4800 Montgomery Lane, Suite 210
Bethesda, MD 20814
Attention: Charles W. S. MacKenzie
Email: charley@sed.com.sg
And

SeD Development USA, LLC
c/o Singapore Development Limited
7 Temasek Boulevard #29-01B
Suntec Tower One
Singapore 038987
Attn: Moe Chan
Email Address: moe@sed.com.sg

If to Seller:

Section 6.05 Headings. The headings in this Agreement are for reference only and shall not affect the interpretation of this Agreement.

Section 6.06 Severability. If any term or provision of this Agreement is invalid, illegal or unenforceable in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other term or provision of this Agreement or invalidate or render unenforceable such term or provision in any other jurisdiction. Upon such determination that any term or other provision is invalid, illegal or unenforceable, the Parties hereto shall negotiate in good faith to modify the Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the greatest extent possible.

Section 6.07 Entire Agreement. This Agreement and the documents to be delivered hereunder constitute the sole and entire agreement of the parties to this Agreement with respect to the subject matter contained herein, and supersede all prior and contemporaneous understandings and agreements, both written and oral, with respect to such subject matter.

Section 6.08 Successors and Assigns. This Agreement shall be binding upon and shall inure to the benefit of the Parties hereto and their respective successors and permitted assigns. Neither Party may assign its rights or obligations hereunder without the prior written consent of the other Parties , which consent shall not be unreasonably withheld or delayed. No assignment shall relieve the assigning Party of any of its obligations hereunder.

Section 6.09 No Third-Party Beneficiaries. This Agreement is for the sole benefit of the Parties hereto and their respective successors and permitted assigns and nothing herein, express or implied, is intended to or shall confer upon any other person or entity any legal or equitable right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

Section 6.10 Amendment and Modification. This Agreement may only be amended, modified or supplemented by an agreement in writing signed by each party hereto.

Section 6.11 Waiver. Seller, Buyer, and Partnership agree to waive any restrictions and obligations regarding transfer of ownership interests contained in the LPA. No waiver by any Party of any of the provisions hereof shall be effective unless explicitly set forth in writing and signed by the Party so waiving. No waiver by any Party shall operate or be construed as a waiver in respect of any failure, breach or default not expressly identified by such written waiver, whether of a similar or different character, and whether occurring before or after that waiver. No failure to exercise, or delay in exercising, any right, remedy, power or privilege arising from this Agreement shall operate or be construed as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege.

Section 6.12 Governing Law. This Agreement shall be governed by and construed in accordance with the internal laws of the State of Delaware.

Section 6.13 Submission to Jurisdiction. Any legal suit, action or proceeding arising out of or based upon this Agreement or the transactions contemplated hereby may be instituted in the federal courts of the United States of America or the courts of the State of Delaware, and each party irrevocably submits to the exclusive jurisdiction of such courts in any such suit, action or proceeding.

Section 6.14 Waiver of Jury Trial. Each Party acknowledges and agrees that any controversy which may arise under this Agreement is likely to involve complicated and difficult issues and, therefore, each such party irrevocably and unconditionally waives any right it may have to a trial by jury in respect of any legal action arising out of or relating to this Agreement or the transactions contemplated hereby.

Section 6.15 Specific Performance. The Parties agree that irreparable damage would occur if any provision of this Agreement were not performed in accordance with the terms hereof and that the Parties shall be entitled to specific performance of the terms hereof, in addition to any other remedy to which they are entitled at law or in equity.

Section 6.16 Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall be deemed to be one and the same agreement. A signed copy of this Agreement delivered by facsimile, e-mail or other means of electronic transmission shall be deemed to have the same legal effect as delivery of an original signed copy of this Agreement.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the Parties hereto have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.
SeD DEVELOPMENT USA, LLC By: Name: Title:

AMERICAN REAL ESTATE INVESTMENTS, LLC
By: Name: Title:

150 CCM BLACK OAK, LTD. By: 150 Black Oak GP, Inc. General Partner Name: Title:

EXHIBIT A

LEGAL DESCRIPTION OF THE PROPERTY ASSETS OF THE PARTNERSHIP

EXHIBIT B

BILL OF SALE

BILL OF SALE

AMERICAN REAL ESTATE INVESTMENTS, LLC, a Missouri limited liability company (“AREI”), for and in consideration provided in the Partnership Interest Purchase Agreement, dated July ___, 2018, the receipt and sufficiency of which are hereby acknowledged, does bargain, sell, grant, transfer, assign, and convey to SED DEVELOPMENT USA, LLC, a Delaware limited liability company (“SeD Development”) all of its right, title, and interest, in and to its 7% (seven percent) partnership interest in 150 CCM Black Oak, Ltd., a Texas limited liability company (the “Purchased Interest”).

Without limiting the generality of the foregoing, the Purchased Interest acquired by SeD Development hereunder includes:
(a)
All of AREI’s ownership interest, business interest, and goodwill in 150 CCM Black Oak, Ltd. as a going concern; and
(b)
All of AREI’s rights to accounts receivable, miscellaneous accounts receivable, rights to reimbursement, partnership distributions, prepaid expenses, and notes receivable or other rights to receive payments, arising from its ownership of Purchased Interest; and
(c)
All interests of AREI in real property owned by 150 CCM Black Oak, Ltd. including land, buildings, structures, improvements, fixtures, leaseholds, and leasehold improvements; and
(d)
All rights and claims AREI may have, now and in the future, against SeD Development, 150 CCM Black Oak, Ltd., 150 Black Oak GP, Inc., and all affiliates, officers, directors, employees, and agents of these entities.
(e)
All of AREI’s rights to or under all trademarks, service marks, United States trademark registrations and applications, trade names, copyrights, including but not limited to the marks "Lakes at Black Oak” or “Black Oak” or any variation thereof, including international rights associated therewith, as well as any royalties and rights to sue for past infringements, including, without limitation, those items listed herein.

IN WITNESS WHEREOF, AMERICAN REAL ESTATE INVESTMENTS, LLC has executed this Bill of Sale as of the ____ day of July, 2018.

AMERICAN REAL ESTATE INVESTMENTS, LLC, a Missouri limited liability company By: Name: Title:

STATE OF MISSOURI
§

§
COUNTY OF ____________
§

This instrument was acknowledged before me on July _____, 2018 by _____________________, ________________ of American Real Estate Investments, LLC, a Missouri limited liability company, on behalf of such entity.

Notary Public in and for the
State of Missouri
My Commission Expires:________________________

Printed Name of Notary:_________________________